EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NetStreams, Inc. (DE)

NetStreams, LLC. (TX)

ClearOne Web Solutions, Inc. (DE)

ClearOne Communications Hong Kong Limited (Hong Kong)

ClearOne Ltd. (Israel)

ClearOne DMCC Branch (Dubai)

ClearOne Innovation India Private Ltd. (India)

ClearOne Shenzhen Technology Ltd (China)

ClearOne Spain SL (Spain)

Gentner Communications Limited (Ireland)

Gentner Ventures, Inc. (UT)

E.mergent, Inc. (DE)

Sabine, Inc. (FL)